Exhibit 5.1

JOHN L. THOMAS, ESQUIRE

18 Beth Drive

Moorestown, NJ 08057

Telephone: 609.332.1791	Telecopy: 856.234.2098

October 11, 2018

Innovative Designs, Inc.

124 Cherry Street

Pittsburgh, PA 15223

Re:	Innovative Designs,Inc. Registration Statement on Form S-8

Gentlemen:

I have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Innovative Designs, Inc, a Delaware corporation (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of  up to 800,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the Company’s 2003 Stock Grant Plan (the “Plan

I have examined the Plan and the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinion set forth below. I have also made such other investigations as I have deemed relevant and necessary or appropriate in connection with the opinion set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. Lastly, I have assumed the accuracy of all other information provided to me by the Company during the course of my investigations, on which I have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that I have examined, I am of the opinion that the shares of Common Stock issuable under the Plan, when issued and sold in accordance with the terms of the Plan, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

I render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). I am not admitted to practice in the State of Delaware; however, I am generally familiar with the DGCL as currently in effect and have made such inquiries as I consider necessary to render the opinion set forth above. This opinion is limited to the effect of the current state of the law of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ John L. Thomas